Exhibit 99.1

Release:	Immediate
Contact:	David Miller (editorial/media)	Randy Bane (financial community)
	(408) 563-9582	(408) 986-7916

Applied Materials Appoints Aart J. de Geus to Board of Directors

SANTA CLARA, Calif., July 24, 2007 — Applied Materials, Inc. today announced the appointment of Aart J. de Geus to serve on its Board of Directors, effective immediately. Dr. de Geus has also been appointed to serve as a member of the Strategy Committee of the Board.

“We are delighted to have someone with Aart’s tremendous knowledge of the semiconductor industry and chip design on our Board,” said James C. Morgan, chairman of Applied Materials. “His global experience, leadership skills and broad-based expertise will complement and enhance the existing composition of our Board. I am confident that he will make valuable contributions to Applied.”

Since co-founding Synopsys in 1986, Dr. de Geus has built the company to be a world leader in electronic design automation (EDA). He currently serves as Chairman of the Board and Chief Executive Officer of Synopsys. Since 1986, Dr. de Geus has served as a director of and held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing. From 1982 to 1986, Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Dr. de Geus was made a Fellow of the Institute of Electrical and Electronics Engineers in 1999. He is a member of the board of the Silicon Valley Leadership Group, TechNet, the Fabless Semiconductor Association and is Chairman of the Electronic Design Automation Consortium. Dr. de Geus is active in the community and is well known for his philanthropic endeavors, particularly in promoting education in math and science. Dr. de Geus holds an M.S.E.E. from the Swiss Federal Institute of Technology in Lausanne, Switzerland and a Ph.D. in Electrical Engineering from Southern Methodist University.

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, services and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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